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                                                                   EXHIBIT 10.28

January 4, 2001


Mr. Gregory B. Sweeney
814 Forest Glen Lane
Wellington, FL 33414


Dear Greg,

The Brookstone Company and I are extremely pleased to offer you the position of Vice President, General Manager Direct Marketing. There are many exciting challenges ahead and we look forward to both a mutually productive and an enjoyable relationship. As reviewed, here are the details of the offer we are extending to you:

       . You are joining Brookstone as Vice President, General Manager Direct Marketing, reporting directly to Michael Anthony, Chairman, President & CEO.

       .  Your start date will be on or about February 5, 2001.

       .  Your base salary will be $4,807.69 per week ($250,000.00 annualized).

       . The first annual performance review will be administered on or about April 15, 2002, and retroactive to February 1, 2002.

       . You will receive a one-time sign on Bonus of $50,000, which will be paid 90 days after your first day of employment. During your new Associate orientation, you will be asked to sign a "Sign on Bonus Payment

       . You will participate in our Management Incentive Bonus (MIB) program. Based on the Company's performance in the year 2001 you will be eligible for a bonus payment up to a threshold of 35% of your base salary. If the Company Seventy percent exceeds its goals the maximum payout under the plan is 75%. of your bonus payment is guaranteed based on the Company reaching its year 2001 Operating Income goals, thirty percent is based on your individual performance rating as reviewed by the CEO and Board of Directors.
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Gregory B. Sweeney
Page 2.

        . Upon Board approval you will be granted an option to purchase 50,000 shares of Brookstone stock options. 25,000 of these stock options will vest at 25% per year over a four year period. 25,000 will cliff vest after four years of service on February 5, 2005. The option price will be fixed on your start date of February 5, 2001.

        . You are eligible to receive a car allowance of $500.00 per month towards a leased or purchased automobile. Brookstone will pay for insurance, registration, maintenance, repairs, and all gas expenses related to company business

        . Brookstone will bear the reasonable cost of temporary housing accommodations for you and your family for a period of 120 days.

        . Brookstone will pay for two house-hunting trips to New Hampshire or Massachusetts for you and your spouse.

        . When you relocate, Brookstone will bear the reasonable cost of packing and moving your household. You will submit three (3) bids to Carol Lambert, Vice President, Human Resources for approval.

        . Brookstone will reimburse you for usual closing costs and legal expenses involved in purchasing your new home in New Hampshire or Massachusetts, including up to two mortgage points.

        . Brookstone does not pay real estate fees for either your New Hampshire or Massachusetts homes.

        . Once you purchase a new home the Company will:
            a) During the 1st six months after the purchase of your new home, pay 100% of property taxes, homeowners insurance, and interest payments on your home in Florida.

            b) During the next six months (months 7-12) pay 75% of property taxes, homeowners insurance, and interest payments on your home in Florida.

            c) There will be no further reimbursement if your home in Florida is not sold within 12 months after the purchase of your new home.

        . You will receive incidental pay for one week when you move into your new home. Please advise this office when this takes place.
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Gregory B. Sweeney
Page 3.

        . Brookstone will gross up all relocation items that are required to be included in your gross income and are not tax deductible to you, up to a maximum of $7,500.00 (net).

        . During your new Associate orientation, you will be asked to sign a "Relocation Expense Payment.

You, like all Company executives, will be required to sign a Confidentiality Agreement and a release authorizing Brookstone to conduct a background check.

        . You will become eligible for coverage under the medical plan following
          30 days of employment. Single coverage costs $11.28 per week, two-person coverage $20.02 per week, and family coverage is $33.89 per week. Brookstone pays 75% of the weekly premium and you will be responsible for 25%.

        . You will become eligible for coverage under the dental plan, following
          30 days of employment. Single coverage costs $4.97 per month, two person coverage $8.86 per month, and family coverage is $13.89 per month.

        . As a Salaried Associate, you will receive two times your annual salary in group life insurance (up to $500k), double indemnity, upon employment. Brookstone pays the premium for this policy.

        . You will become eligible for Short Term Disability plan benefits upon employment. You will become eligible for Long Term Disability insurance coverage the first of the month after 90 days of employment. Brookstone pays the premium for this policy.

        . You will become eligible for enrollment in the Company's 401(k) when you meet the following conditions (eligibility is determined on a quarterly basis):

        . are 21 years of age or older;

        . have one continuous year of service;

        . have worked at least 1,000 hours in the previous year.

          On an annual basis, Brookstone matches 100% of the first 4% of a participant's compensation contributed to the 401(k) plan. You are immediately vested in any matching contribution.

        . You are eligible to participate in our Flexible Spending Dependent
          Care and Unreimbursed Medical Accounts following 30 days of employment.

        . Based on your date of hire, you are eligible for 3 weeks of vacation in 2001.
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Gregory B. Sweeney
Page 4.

The policies and benefits that are summarized here have been voluntarily adopted by Brookstone and may be changed from time to time, with or without notice, and do not create any contractual rights or obligations, nor do they create a contract of employment for any specific term.

     In the unlikely event your employment is terminated by the Company other than for cause, you will receive a severance package consisting of your base salary for a maximum period of up to twelve (12) months. Any self-employment or other income employment earned during the 12 month period following termination shall reduce the severance package payable.

What is presented in this letter is only a summary; the actual provisions of each benefit plan or insurance policy will govern if there is any discrepancy. If anything here is inconsistent with any federal, state, or local laws, Brookstone will comply with its obligations under such laws.
Brookstone values its employees and looks forward to a mutually satisfactory employment relationship. It is of course understood, however, that you are an employee-at-will and that neither you nor Brookstone is obligated to continue in our employment relationship if either of us does not wish to do so.

Kindly indicate your acknowledgment and acceptance of the terms of this letter by signing the enclosed copy on the space provided. Please keep one copy for your records and return the signed copy to this office.

Sincerely,



Michael Anthony
Chairman, President & CEO


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Gregory B. Sweeney                     Date